Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: 781-250-0111
FOR IMMEDIATE RELEASE	Telefax: 781-250-0115

Repligen Announces Strategic Focus on Bioprocessing Business and

Reports Second Quarter 2012 Financial Results

– Reports 168% Increase in Bioprocessing Product Sales –

– Raises Revenue Guidance for 2012 –

WALTHAM, MA – August 2, 2012 – Repligen Corporation (NASDAQ: RGEN) today reported financial results for its second quarter and year-to-date period ended June 30, 2012. In addition, the Company announced that it will focus its corporate strategy and resources on the growth of its core bioprocessing business, which achieved record sales during the quarter. As a result of this defined strategic focus, the Company will seek a development and commercialization partner for its pancreatic imaging product candidate, RG1068.

The Company reported total revenue for the three-month period ended June 30, 2012 of $15,524,000 compared to $7,654,000 for the same period in 2011. Revenue growth for the second quarter of 2012 was driven by the Company’s expanded bioprocessing business, which generated $11,659,000 in product revenue compared to $4,358,000 for the same period in 2011, an increase of 168%. Royalty and research revenue for the three-month period ended June 30, 2012, consisting primarily of royalty payments from Bristol-Myers Squibb on its U.S. sales of Orencia®, was $3,865,000 compared to $3,295,000 for the same period in 2011. June 30, 2012 marks the end of the second fiscal quarter for which the Company is reporting consolidated financial results since its acquisition of Novozymes Biopharma Sweden AB (now Repligen Sweden AB) in December 2011.

“Our strong second quarter and year-to-date financial performance was highlighted by revenue gains in our recently expanded bioprocessing business,” said Walter C. Herlihy, Ph.D., President and CEO of Repligen. “The successful integration of Repligen Sweden, our longstanding expertise in bioprocessing product development and manufacturing, and the continued strength in the global market for biologic drugs were key factors in our decision to focus corporate strategy and resources on bioprocessing. We are committed to building Repligen into a sustainably profitable, best-in-class life sciences company focused on providing high-value consumables used to manufacture biologics.”

Operating expenses for the three-month period ended June 30, 2012 were $14,206,000 compared to $7,775,000 for the same period in 2011, an increase of $6,431,000 or 83%. These operating expenses included an increase in cost of product revenue of $5,792,000 due to higher sales, and an increase in selling, general and administrative expenses of $1,129,000 compared to the same three-month period in 2011. These increases were primarily due to the addition of Repligen Sweden AB in December 2011. In addition, research and development expenses decreased by $612,000 during the three-month period ended June 30, 2012 compared to the same period in 2011. Expenses for the second quarter included $511,000 for employee salary and severance associated with our cost reduction initiatives at Repligen Sweden. Net income for the three-month period ended June 30, 2012 was $1,570,000 or

- more -

Repligen Announces Strategic Focus on Bioprocessing Business and Reports Second Quarter 2012

Financial Results

August 2, 2012

$0.05 per diluted share, compared to a net loss of $56,000 or $0.00 per diluted share for the same period in 2011. Cash and investments as of June 30, 2012 were $39,232,000 compared to $36,025,000 as of December 31, 2011.

For the six-month period ended June 30, 2012, total revenue was $28,348,000 compared to total revenue of $13,560,000 for the same period in 2011. Operating expenses for the six-month period ended June 30, 2012 were $25,863,000 compared to $15,768,000 for the same period in 2011. Net income for the six-month period ended June 30, 2012 was $2,796,000 or $0.09 per diluted share compared to a net loss of $2,086,000 or $0.07 per diluted share for the same period in 2011.

Based on current sales projections, the Company is raising revenue guidance for fiscal year 2012 from its previous estimate of $52 million to $55 million to its current estimate of $55 million to $57 million. Included in this total revenue estimate is bioprocessing revenue, for which the Company is increasing its previous estimate of $39 million to $41 million to its current estimate of $41 million to $43 million. The Company is also adjusting its estimate for net profit to $5 million to $7 million for fiscal year 2012; an increase based in part on anticipated reductions in research and development costs associated with its diagnostic and orphan drug assets.

Corporate Update

Repligen corporate events for the year-to-date included the following:

Bioprocessing

•

Our acquisition of Novozymes Biopharma Sweden AB in December 2011 positioned Repligen as a world-leading manufacturer of critical products for manufacturing biologic drugs, including monoclonal antibodies. During the second quarter of 2012 we continued a process to integrate Repligen Sweden AB into Repligen’s U.S. operations. We believe that the cost reduction initiatives we have implemented thus far will contribute to our goal to optimize operating efficiencies and increase bioprocessing margins.

•

Our commercial launch in February of pre-packed OPUS™ chromatography columns for clinical-stage manufacturing has generated significant interest from biopharmaceutical customers. The OPUS™ line is positioned to benefit from an ongoing increase in the market demand for disposable technologies in biopharmaceutical manufacturing. These single-use technologies can substantially decrease production time and increase cGMP manufacturing facility flexibility. In addition, our “Open Platform, User Specified” OPUS™ system is unique in being customizable for the specific requirements of our customers who manufacture a wide range of clinical-stage biologic drugs.

Imaging

•

In June, we received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) with respect to our new drug application (NDA) for RG1068 (synthetic human secretin). The RG1068 NDA was submitted for the improved detection of pancreatic duct abnormalities in patients with known or suspected pancreatitis. The CRL indicated that additional trial data will be required to support potential approval of the NDA.

- more -

Repligen Announces Strategic Focus on Bioprocessing Business and Reports Second Quarter 2012

Financial Results

August 2, 2012

•

Consistent with our decision to focus corporate strategy on bioprocessing, and considering the time and resources required to conduct additional clinical studies, the Company will seek a development and commercialization partner for RG1068. Given the positive efficacy and safety data observed to date for RG1068, we continue to interact with the FDA to gain further information regarding a study protocol that a potential partner could adopt to address the agency’s requirements. In conjunction with this decision, we will cease to prosecute our European Union Marketing Authorization Application for RG1068.

CNS Pipeline

•

In April, we announced at the annual meeting of the American Academy of Neurology the positive topline results from a completed Phase 1 study of our novel small molecule enzyme inhibitor, RG3039, for the potential treatment of spinal muscular atrophy (SMA). We are seeking partners to fund future development of this program, which has received financial support from the Muscular Dystrophy Association (MDA).

•

A Phase 1 trial of the Company’s novel HDAC inhibitor RG2833 was initiated in March and is currently ongoing. RG2833 is being studied as a potential treatment for Friedreich’s ataxia (FA). This single ascending dose crossover study in up to 20 adult FA patients is designed to evaluate the pharmacokinetic and safety profile of RG2833 as well as biomarkers indicative of a drug response. We are pursuing partners to fund future development of this program which currently receives financial support from a number of organizations including the MDA, GoFAR, and the Friedreich’s Ataxia Research Alliance.

Corporate

•

In June, Repligen stock was added to the Russell 2000® index in conjunction with Russell Investments’ annual index reconstitution. We believe that the inclusion of RGEN will enhance visibility of the Company among institutions that rely on equity indexes as part of their investment strategy.

Conference Call

Repligen will host a conference call and webcast today, August 2, 2012, at 8:30 a.m. EDT, to discuss second quarter 2012 financial results, corporate developments for the year to date and other business matters. The live call can be accessed by dialing (866) 543-6407 for domestic callers or (617) 213-8898 for international callers. Dial-in participants must provide the passcode 51406171. The webcast can be accessed at the Investors section of Repligen’s website www.repligen.com. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Replay listeners must provide the passcode 79641908.

- more -

Repligen Announces Strategic Focus on Bioprocessing Business and Reports Second Quarter 2012

Financial Results

August 2, 2012

About Repligen Corporation

Repligen Corporation is a life sciences company that develops, manufactures and markets bioprocessing products for life sciences and biopharmaceutical manufacturing customers worldwide. We are a leading manufacturer of both native and recombinant forms of Protein A, critical reagents used in the manufacture of monoclonal antibodies, a type of biologic drug. We also supply several growth factor products used to increase cell culture productivity during the biomanufacturing process. In the burgeoning area of disposable biomanufacturing technologies, we have developed and market a series of OPUS™ (Open Platform User Specified) single-use chromatography columns used in the purification process for clinical-stage biologics. In addition to our core bioprocessing business, Repligen has a portfolio of clinical-stage partnering assets that includes two central nervous system (CNS) orphan drug candidates and a pancreatic imaging agent in Phase 3 development. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information can be found at www.repligen.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements regarding future financial performance and position, our strategic decision to focus on the growth of our bioprocessing business, the FDA and EMA review of our NDA and MAA for RG1068 (SecreFlo™) and additional clinical data that may be required in connection therewith, plans and objectives for future operations, our ability to successfully negotiate and consummate partnering transactions for our clinical stage assets, including RG1068, RG3039 and RG2833, plans and objectives for product development, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business; our ability to successfully negotiate and consummate development and commercialization partnerships for our portfolio of therapeutic and diagnostic assets on acceptable terms, if at all; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to obtain regulatory approvals; the success of current and future collaborative or supply relationships; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB; the success of our clinical trials; new approaches to the treatment of our targeted diseases; our compliance with all FDA and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

CONTACT:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

- more -

Repligen Announces Strategic Focus on Bioprocessing Business and Reports Second Quarter 2012

Financial Results

August 2, 2012

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue:
Product revenue	$11,659,239	$4,358,392	$21,001,840	$7,508,920
Royalty and other revenue	3,864,581	3,295,333	7,346,441	6,051,190

Total revenue	15,523,820	7,653,725	28,348,281	13,560,110

Operating expenses:
Cost of product revenue	7,345,257	1,552,809	12,617,800	2,945,898
Cost of royalty and other revenue	536,933	415,870	999,021	792,761
Research and development	2,905,658	3,517,461	5,714,121	7,301,732
Selling, general and administrative	3,418,233	2,289,118	6,846,769	4,727,754
Gain on bargain purchase	—	—	(314,244)	—

Total operating expenses	14,206,081	7,775,258	25,863,467	15,768,145

Income (loss) from operations	1,317,739	(121,533)	2,484,814	(2,208,035)
Investment income	29,516	65,936	60,940	135,235
Interest expense	(27,360)	—	(49,741)	(13,484)
Other income	458,298	—	567,559	—

Income (loss) before income taxes	1,778,193	(55,597)	3,063,572	(2,086,284)
Income tax provision	208,230	—	267,137	—

Net income (loss)	$1,569,963	$(55,597)	$2,796,435	$(2,086,284)

Earnings (loss) per share:
Basic	$0.05	$—	$0.09	$(0.07)

Diluted	$0.05	$—	$0.09	$(0.07)

Weighted average shares outstanding:
Basic	30,845,137	30,812,257	30,787,399	30,802,397

Diluted	31,149,090	30,812,257	31,072,445	30,802,397

Comprehensive income (loss)	$(159,166)	$(55,597)	$2,155,131	$(2,086,284)

Balance Sheet Data:	June 30, 2012	Dec. 31, 2011

Cash, cash equivalents and marketable securities*	$39,232,475	$36,024,531
Working capital	42,626,225	39,431,285
Total assets	81,448,695	76,056,814
Long-term obligations	2,985,473	2,606,293
Accumulated deficit	(116,512,720)	(119,306,614)
Stockholders’ equity	68,730,245	65,987,000

*	does not include restricted cash

# # #